EXHIBIT (C)(7)


                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT made as of September , 1997, by and between NPF Acquisition Corporation, a Delaware corporation (the "Company"), and Billy
D. Moore (the "Executive").

         WHEREAS, the Board of Directors of the Company (the "Board") expects that the Executive will make substantial contributions to the growth and prospects of the Company; and

         WHEREAS, the Board desires to obtain for the Company the services of the Executive, and the Executive desires to be employed by the Company, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


          1. Employment. The Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date (the "Effective Date") that the Company acquires control of National Picture & Frame Company, a Delaware corporation ("Old NPF"), upon completion of a tender offer or otherwise and ending as provided in paragraph 4 below (the "Employment Period").


          2.       Position and Duties.


                   (a) Generally. During the Employment Period, the Executive will serve as the Vice President and General Manager of the Company and will have duties, responsibilities and authority that are commensurate with those that the Executive had while he was employed by the Old NPF prior to the date of this Agreement, subject to the general authority of the Company's Board of Directors (the "Board").


                   (b) Reporting. The Executive will report to the Company's President and Chief Executive Officer and will perform his duties and responsibilities to the best of his abilities. The Executive shall devote his full business time, (except for permitted vacation periods and reasonable periods of illness or other incapacity) skills and attention to the business of the Company and its Subsidiaries (as defined below), and except as specifically approved by the Board, shall not engage in any other business activity or have any other business affiliation. For purposes of this Agreement, "Subsidiaries" means any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more other Subsidiaries.


          3.       Base Salary, Bonus and Benefits.


                   (a) Base Salary. During the Employment Period, the Company agrees to pay the Executive, for services rendered hereunder, a base salary at the annual rate of $212,713 or such higher rate as the Compensation Committee of the Board may designate in its sole and absolute discretion (the "Base Salary"). The Base Salary shall be payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provision of law. The Base Salary for any partial year shall be prorated based upon the number of days elapsed in such year.


                   (b) Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Employment Period in the performance of the Executive's duties under this Agreement in accordance with the Company's employee business expense reimbursement policies in effect from time to time.


                   (c) Bonuses, Etc. The Executive shall be entitled to receive such bonus compensation (the "Bonus"), and to participate in the Company's fiscal 1998 and fiscal 1999 bonus plan in effect as of the Effective Date which shall include the terms set forth on Schedule I (which plan shall govern bonuses for the 1998 and 1999 fiscal years) and such other profit sharing, stock option, incentive, and performance award plans and programs, if any, as may from time to time be determined by the President and Chief Executive Officer or the Board of Directors.


                   (d) Benefits. During the Employment Period (and thereafter to the extent expressly provided herein), the Executive shall be entitled to participate in all of the Company's employee benefit plans (including vacation policies for executive officers), which plans shall be commensurate in the aggregate with such employee benefit plans of Old NPF, applicable to, and to the same extent as the Company's highest ranking executives, according to the terms of those plans, except that the Executive shall not be eligible for any severance payments (other than as provided herein).


                   (e) Life Insurance. During the Employment Period, the Executive shall be entitled to (and the Company shall carry) term life insurance in an amount which is not less than two times the Base Salary then in effect.


                   (f) Stock Options. The Company will grant to the Executive options to acquire shares of the Company's Common Stock representing 1.5% of the outstanding Common Stock on a fully diluted basis as of the Effective Date. The Options will be granted pursuant to the Company's employee stock option program, which shall include the terms set forth on Schedule II.


          4.       Term and Termination.


                   (a) Duration. Unless renewed by the mutual agreement of the Company and the Executive, the Employment Period will begin on the Effective Date and end on April 30, 1999; provided that (i) the Employment Period will terminate prior to such date upon the Executive's resignation, death or permanent disability or incapacity (as determined by the Board in its reasonable and good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time prior to April 30, 1999 as set forth below for Good Cause (as defined below) or without Good Cause.


                   (b)      Severance.


                            (i) Termination Without Good Cause. If the
         Employment Period is terminated by the Company without Good Cause prior to April 30, 1999, the Executive will be entitled to receive his Base Salary (at the amount in effect as of such termination) through the first anniversary of such termination, so long as the Executive has not breached the provisions of paragraphs 5, 6 or 7 hereof. Upon request from time to time, the Executive will furnish the Company with a true and complete certification of any such compensation due to or received by him. For purposes of this Agreement, termination of employment includes, in addition to actual termination, termination by the Executive resulting from a substantial diminution of the Executive's duties or responsibilities compared to the duties and responsibilities with Old NPF or any requirement to perform the Executive's duties and responsibilities for the Company at a location more than 50 miles from the current location of the Company's corporate headquarters (other than in connection with supervision of manufacturing or sales operations at remote sites resulting from expansion of the Company's operations through acquisition or otherwise).


                            (ii) Termination Upon Death or Resignation. In the event that the Employment Period terminates pursuant to Section 4(a)(i) on account of the death of the Executive or such Executive's resignation, (i) the Company shall pay to the Executive's surviving spouse or, if none, his estate, a lump-sum amount equal to the sum of the Executive's earned and unpaid salary through the date of his death, additional salary in lieu of Executive's accrued and unused vacation, any earned and unpaid Bonus pursuant to paragraph 3(c), any unreimbursed business and entertainment expenses in accordance with the Company's policies, and any unreimbursed employee benefit expenses that are reimbursable in accordance with the Company's employee benefit plans, and (ii) death benefits, if any, under the Company's employee benefit plans shall be paid to the Executive's beneficiaries as properly designated in writing by the Executive.


                   (c) Salary Through Termination With Good Cause. If the Employment Period is terminated by the Company for Good Cause, the Executive will be entitled to receive only his Base Salary through the date of termination and any Bonus which has accrued pursuant to paragraph 3(c) on or prior to the last day of the Employment Period.


                   (d) Other Rights. All of the Executive's rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period will cease upon such termination.


                   (e) "Good Cause." For purposes of this agreement, "Good Cause" means:


                            (i) the commission of a felony or the commission of a crime involving moral turpitude;


                            (ii)     embezzlement,  misappropriation  of
         property of the Company or any of its Subsidiaries, or any other act involving dishonesty or fraud with respect to the Company or any of its Subsidiaries; or


                            (iii) any other material breach of this Agreement which is not cured within 15 days after written notice of such breach to the Executive.


          5. Confidential Information. The Executive understands and acknowledges that during his employment with the Company he will be exposed to Confidential Information (as defined below) which is proprietary and which rightfully belongs to the Company. The Executive agrees that he will not use or cause to be used for his own benefit, either directly or indirectly, or disclose any of such Confidential Information at any time, either during or after his employment with the Company, without the Company's prior written consent. The Executive shall take all reasonable steps to safeguard such Confidential Information that is within his possession or control and to protect such information against disclosure, misuse, loss or theft. The Executive's obligations under this section with respect to any specific Confidential Information shall cease when that specific Confidential Information becomes publicly known or when it is disclosed by any person, firm, corporation or business entity which is not bound by the terms of a confidentiality agreement with the Company. The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned as a result of the performance of any services by the Executive on behalf of the Company, and which falls within the following general categories:


                           (i) information concerning trade secrets of the Company;

                           (ii)     information   concerning   existing   or
                  contemplated   products,   services, technology, designs,
                  processes and research or product developments of the Company;

                           (iii) information concerning business plans, sales or
                  marketing methods, methods of doing business, customer lists, customer usages and/or requirements, or supplier information of the Company; and

                           (iv) any other confidential information which the
                  Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

         "Confidential Information" shall not include general business skills or non-proprietary business or industry knowledge of the Executive.

          6.       Inventions and Patents.


                   (a) Company Business. The Executive understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of the Executive's employment with the Company, the Executive may be expected to make new contributions to and create inventions of value for the Company.


                   (b) Disclosure of Inventions. During the Employment Period, the Executive will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets ("Inventions"), whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by the Executive, either alone or jointly with others, during the Employment Period, whether or not in the course of the Executive's employment or within the scope of the Company's business.


                   (c) Work for Hire; Assignment of Inventions. The Executive acknowledges that copyrightable works prepared by the Executive within the scope of the Executive's employment are "works for hire" under the Federal Copyright Act and that the Company will be considered the author thereof. The Executive agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by the Executive for the Company, or (c) relate to the Company's business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby assigned by the Executive to the Company.


                   (d) Assignment of Other Rights. The Executive hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (b) any and all Moral Rights (as defined below) that the Executive may have in or with respect to any Invention. The Executive also hereby forever waives and agrees never to assert any and all Moral Rights the Executive may have in or with respect to any Invention, even after termination of the Employment Period. "Moral Rights" mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."


                   (e) Assistance. The Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights, other intellectual property rights and other legal protections for the Company's Inventions in any and all countries. The Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. The Executive appoints the Secretary of the Company as the Executive's attorney-in-fact to execute documents on the Executive's behalf for this purpose. The Executive's obligations under this paragraph will continue beyond the termination of the Employment Period, provided that the Company will compensate the Executive at a reasonable rate after such termination for time or expenses actually spent by the Executive at the Company's request on such assistance.


          7.       Non-Compete, Non-Solicitation, Non-Interference.


                   (a) The Executive acknowledges that in the course of his employment with the Company he will become familiar, and during his employment with Old NPF prior to the date of this Agreement he has become familiar, with the Company's and its Subsidiaries' trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, the Executive agrees that, during the Employment Period and for a period of 12 months thereafter (the "Non-Compete Period"), he will not directly or indirectly, either for himself or any other person, own, manage, control, participate in, consult with, render services for, permit his name to be used by or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process on the date of the termination of the Executive's employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein will prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.


                   (b) During the Non-Compete Period, the Executive will not directly or indirectly through another person (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.


                   (c) During the Non-Compete Period, the Executive agrees not to take any action that might interfere with or disrupt the Company's business or its relationships with its customers, suppliers or employees.


          8. Enforcement. If, at the time of enforcement of paragraphs 5, 6 or 7 of this Agreement, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Because the Executive's services are unique and because the Executive has access to Confidential Information and Inventions, the parties hereto agree that money damages would be an inadequate remedy for any breach of paragraphs 5, 6 or 7 of this Agreement. Therefore, in the event of a breach or threatened breach of paragraphs 5, 6 or 7 of this Agreement, the Company, any of its Subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). The Executive agrees that these restrictions are reasonable.


          9. Investment in the Company. The Executive agrees that, as a condition to his employment with the Company, the Executive will invest on the Effective Date $500,000 in the Company, which investment shall be payable either in cash or with shares of common stock of Old NPF as shall be mutually agreed between the Company and the Executive, including, if feasible and not detrimental to the Company, a tax free rollover of options to purchase shares of common stock of Old NPF into shares of the Company. In connection with this investment, the Executive agrees to execute a Shareholder's Agreement between the Company and all of its shareholders.


          10.      Representations.


                   (a) The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.


                   (b) The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Company, enforceable in accordance with its terms.


          11. Survival. Paragraphs 5, 6 and 7 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.


          12. Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reliable overnight courier, telecopied or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

         Notices to the Executive:

         Billy D. Moore
         Address:  702 Highway 82 West
                   Greenwood, Mississippi  38930
         Telephone Number:  (601) 451-4800
         Telecopy Number:  (601) 451-4805

         With a copy (which will not constitute Notice to the Executive) to:

         Altheimer & Gray
         10 South Wacker Drive, Suite 4000
         Chicago, Illinois  60605
         Attention:  Phillip Gordon, Esq.
         Telephone Number:  (312) 715-4010
         Telecopy Number:  (312) 715-4800

         Notices to the Company:
         NPF Acquisition Corporation
         c/o Colonnade Capital, L.L.C.
         Riverfront Plaza, West Tower
         901 East Byrd Street, Suite 1300
         Richmond, Virginia  23219
         Attention:        Mr. James C. Wheat, III
                           Mr. John T. Herzog
         Telephone Number: (804) 782-3288
         Telecopy Number:  (804) 782-6606

         With a copy (which will not constitute Notice to the Company) to:

         Hunton & Williams
         Riverfront Plaza, East Tower
         951 East Byrd Street
         Richmond, Virginia  23219
         Attention:  John Owen Gwathmey, Esq.
         Telephone Number:  (804) 788-8700
         Telecopy Number:  (804) 788-8218

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent, telecopied or mailed.


          13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.


          14. Complete Agreement. This Agreement, whose documents expressly referred to herein and other documents of even date herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.


          15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.


          16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.


          17. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia, without giving effect to any choice of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.


          18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.


          19.      Other Definitive Provisions.


                   (a) Paragraph references contained in this Agreement are references to paragraphs in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.


                   (b) Whenever the term "including" (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.







IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

                                     NPF ACQUISITION CORPORATION

                                     By: Colonnade Capital, L.L.C., on behalf of
                                         NPF Acquisition Corporation



                                         By:      _____________________________
                                                  James C. Wheat, III
                                                  Managing Partner


                                         _____________________________________
                                         Billy D. Moore